 Exhibit 99.6

CONSENT OF PERSON NAMED TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a director appointee and to the disclosure of the undersigned’s biographical information included in the Registration Statement on Form F-1, and any amendments thereto, to be filed by Concorde International Group Ltd, a British Virgin Islands business company, with the Securities and Exchange Commission. The undersigned further consents to the filing of this consent as an exhibit to such Registration Statement.

/s/ Alfred Kok Kee Goh
Name:	Alfred Kok Kee Goh
Date:	October 31, 2024